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                                            EXHIBIT 10.19

Mike Reid
TidalBeach Inc.
55 City Centre Drive, Suite 549
Mississauga, Ontario
L5B 1M3

                        Re: Letter of Intent "TidalBeach"
                        ---------------------------------

Dear Mr. Reid:

         This letter will set forth our understanding with respect to the terms and conditions of a proposed transaction between Thinkpath.com Inc., an Ontario Corporation ("THP") and TidalBeach Inc. ("TBI") an Ontario Corporation.

1. Pursuant to an agreement among THP or one of its subsidiaries and TBI, THP or one of its subsidiaries will purchase 100% of the common stock of TBI on and subject to the terms and conditions hereinafter set forth. Such transaction is referred to as the "Purchase."

2. At the effective time of the purchase, THP will issue 250,000 THP shares in exchange for 100% of the outstanding shares of TBI .

         Note:

         1. The share price will be the average trading price two weeks prior to closing.

         2. The same shares will be registered within 3 months of issuance.

3. As a result of the Purchase, as described in (2) of this letter, TBI will become a wholly-owned subsidiary of THP and the holders of TBI stock will become stockholders of THP shares.

4. The purchase is deemed effective July 1, 2000. TBI shall not (from the effective date):

         a.       Make any payments out of the ordinary course

         b.       Declare or pay any dividends

         c. Make any payments to shareholders except salaries payable in the ordinary course


         All earnings of the company from the effective date shall be for the account of THP.

5. Attached herewith are management-prepared financial statements as at August 31, 2000.

6. At closing, the employment agreement between TBI and Messrs. Mike Reid, Keith Yau, and Dmitry Stakhov shall be amended as follows:

         a. The term of the agreement shall be for a period of two years from the point of closing.

         b.       The base salary shall be based on historical levels.

         c. The allowances (car, dues) shall be based on historical levels; medical benefits will be in effect until termination or retirement.
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         d.       Mike Reid will be appointed President of TBI and a
                  Vice-President of THP. Keith Yau and Dmitry Stakhov will be appointed Vice-Presidents of TBI.

         e. There will be a non-compete agreement in effect for one (1) year from date of termination or retirement unless otherwise agreed.

7. The Purchase Agreement shall include customary representations, warranties and covenants; provided, however, that the respective representations and warranties of TBI and THP shall terminate one (1) years from the closing date.

8. The closing shall be held at the offices of THP counsel or such other place as may be agreed upon by the parties on such date as may be mutually agreed upon by the parties, but not later than two (2) business days after the Purchase has been approved by the stockholders of both TBI and THP.

9. During the period from the date of this letter of Intent until the first to occur of the closing or the termination of negotiations with respect to the Purchase Agreement, both TBI and THP shall conduct their respective businesses in the ordinary course in a manner consistent with past practices, and shall not make any changes in its business without prior approval of the other party.

10. Each party will assist the other party in its due diligence investigation. In this connection, each party will make available to the other party its financial statements, tax return and other books and records concerning such party and its business and prospects. The due diligence investigation shall be conducted in a manner, which is not disruptive of the parties= respective businesses. Neither party shall contact any of the other party=s clients except pursuant to an agreed-upon procedure.

11. TBI agrees that until November 5, 2000 or such later date as may be agreed on by TBI and THP, TBI shall not, without prior written approval of THP, conduct any discussions, negotiations or consultations with respect to, or engage or permit anyone acting on behalf of any of them, from entering into or conducting, or enter into any agreement, letter of intent or memorandum of understanding, whether written or oral, that relate, directly or indirectly to any merger or business combinations involving TBI, other than potential acquisitions by THP.

12. A joint press release shall be issued following execution of the Letter by both parties. Nothing in this Paragraph shall be construed from precluding any party from including required disclosure in any report filed with the Commission or any state or provincial securities commission, provided, that prior notice shall be given to the other party.

13. Each party shall bear its own expenses in connection with this transaction contemplated by this Letter of Intent.

This Letter of Intent sets forth the terms of a transaction proposed to be entered into among the parties, and, except as provided in Paragraphs 10, 11 and 13 of this Letter, which paragraphs are binding upon the parties immediately upon execution, does not constitute an agreement or an agreement to enter into an agreement. The rights of the parties shall be subject, among other things, to the completion of due diligence investigations by the parties and the execution of a definitive Purchase Agreement, and no party shall have any rights or obligations under this Letter except as expressly provided in this Letter of Intent. Except as set forth in Paragraph 12 of this Letter, the failure of any party to enter into definitive agreement shall not give rise to any liability to any other party.


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This expression of interest expires September 22, 2000 at 5:00 P.M. Please confirm your agreement with the foregoing by signing this Letter where indicated and returning it to THP.

                                  Very truly yours,


                                  THINKPATH.COM INC.

                                  By: /s/ Declan French
                                      ------------------------------------------
                                      Declan French, President and CEO


AGREED TO AND ACCEPTED
This 21st day of September 2000

TIDALBEACH INC.

By:  /s/ Mike Reid
    -----------------------------------
      Mike Reid, President